Exhibit 99.1

News Release
For Immediate Release

OccuLogix Secures Additional Bridge Loan

Toronto, ON—May 5, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that it has secured a bridge loan in an aggregate principal amount of U.S.$300,000 from a number of private parties (the “Additional Bridge Loan”).  The Additional Bridge Loan constitutes an increase to the principal amount of the U.S.$3,000,000 principal amount bridge loan that the Company announced on February 19, 2008 (the “Original Bridge Loan”) and was advanced on substantially the same terms and conditions as the Original Bridge Loan, pursuant to an amendment of the loan agreement for the Original Bridge Loan.

The proceeds of the Additional Bridge Loan will be used for general corporate purposes.  The Company expects that such proceeds will be sufficient to sustain the Company’s operations until the closing of OccuLogix’s acquisition of the minority interest in San Diego-based OcuSense, Inc. (“OcuSense”) that it does not already own, by way of a merger, and the closing of the proposed private placement of up to U.S.$6,500,000 of the Company’s common stock.  Both of these transactions had been announced on April 22, 2008.  The securities to be offered in the OcuSense merger transaction and the proposed private placement have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws or qualified under any Canadian provincial or territorial securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws or in Canada absent a valid prospectus, or an applicable exemption from the prospectus requirements, under applicable provincial and territorial securities laws.

The Additional Bridge Loan bears interest at a rate of 12% per annum and will have the same maturity date as the Original Bridge Loan.  Like the repayment of the Original Bridge Loan, the repayment of the Additional Bridge Loan is secured by a pledge by the Company of its currently held 50.1% ownership interest (on a fully diluted basis) in OcuSense.

Under the terms of the loan agreement for the Original Bridge Loan, the Company has two pre-payment options available to it, should it decide to not wait until the maturity date to repay the loan.  Under the first pre-payment option, the Company may repay the Original Bridge Loan in full by paying the lenders, in cash, the amount of outstanding principal and accrued interest and issuing to the lenders five-year warrants in an aggregate amount equal to approximately 19.9% of the issued and outstanding shares of the Company’s common stock (but not to exceed 20% of the issued and outstanding shares of the Company’s common stock).  The warrants would be exercisable into shares of the Company’s common stock at an exercise price of U.S.$0.10 per share and would not become exercisable until the 180th day following their issuance.  Under the second pre-payment option, provided that the Company has closed a private placement of shares of its common stock for aggregate gross proceeds of at least U.S.$4,000,000, the Company may repay the Original Bridge Loan in full by issuing to the lenders shares of its common stock, in an aggregate amount equal to the amount of outstanding principal and accrued interest, at a 15% discount to the price paid by the private placement investors.  Any exercise by the Company of the second pre-payment option would be subject to shareholder and regulatory approval.  Should the Company exercise either of these pre-payment options, it will be obligated to pre-pay the Additional Bridge Loan in the same manner, provided that the Company, in no event, shall be obligated to issue warrants exercisable into shares in a number that exceeds 20% of the issued and outstanding shares of the Company’s common stock on the date of pre-payment.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Tom Reeves
(905) 602-0887
tom.reeves@occulogix.com